Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Backblaze, Inc.
San Mateo, California

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 11, 2025, relating to the consolidated financial statements of Backblaze, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ BDO USA, P.C.
San Jose, California

March 12, 2025